UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2011
VERISK ANALYTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34480	26-2994223

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ	07310

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (201) 469-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
SIGNATURES

Item 7.01. Regulation FD Disclosure
     On March 29, 2011, Verisk Analytics, Inc. (“Verisk”, “we”, “us” or “our”) filed with the Securities and Exchange Commission a preliminary prospectus supplement (the “Prospectus Supplement”) to its Registration Statement on Form S-3 (File No. 333-173135), which included the following information:
     Company Overview
     We enable risk-bearing businesses to better understand and manage their risks. We provide value to our customers by supplying proprietary data that, combined with our analytic methods, creates embedded decision support solutions. We are the largest aggregator and provider of detailed actuarial and underwriting data pertaining to United States, or U.S., property and casualty, or P&C, insurance risks. We offer solutions for detecting fraud in the U.S. P&C insurance, healthcare and mortgage industries, and sophisticated methods to predict and quantify loss in diverse contexts ranging from natural catastrophes to health insurance.
     Our customers use our solutions to make better risk decisions with greater efficiency and discipline. We refer to these products and services as ‘solutions’ due to the integration among our services and the flexibility that enables our customers to purchase components or the comprehensive package. These ‘solutions’ take various forms, including data, statistical models or tailored analytics, all designed to allow our clients to make more logical decisions. We believe our solutions for analyzing risk positively impact our customers’ revenues and help them better manage their costs. In 2010, our U.S. customers included all of the top 100 P&C insurance providers, numerous health plans and third-party administrators, five of the six leading mortgage insurers, and 16 of the top 20 mortgage lenders. We believe that our commitment to our customers and the embedded nature of our solutions serve to strengthen and extend our relationships.
     We help those businesses address what we believe are the four primary decision making processes essential for managing risk as set forth below in the Verisk Risk Analysis Framework:
The Verisk Risk Analysis Framework
     These four processes correspond to various functional areas inside our customers’ operations:
•	our loss prediction solutions are typically used by P&C insurance and healthcare actuaries, advanced analytics groups and loss control groups to help drive their own assessments of future losses;

•	our risk selection and pricing solutions are typically used by underwriters as they manage their books of business;

•	our fraud detection and prevention tools are used by P&C insurance, healthcare and mortgage underwriters to root out fraud prospectively and by claims departments to speed claims and find fraud retroactively; and

•	our tools to quantify loss are primarily used by claims departments, independent adjustors and contractors.

     We add value by linking our solutions across these four key processes; for example, we use the same modeling methods to support the pricing of homeowner’s insurance policies and to quantify the actual losses when damage occurs to insured homes.
     We offer our solutions and services primarily through annual subscriptions or long-term agreements, which are typically pre-paid and represented approximately 70.0% of our revenues in 2010. For the year ended December 31, 2010, we had revenues of $1,138.3 million and net income of $242.6 million. For the five year period ended December 31, 2010, our revenues and net income grew at a Compound Annual Growth Rate, or CAGR, of 11.7% and 14.9%, respectively.
     We organize our business in two segments: Risk Assessment and Decision Analytics.
     Risk Assessment Segment
     Our Risk Assessment segment serves our P&C insurance customers and focuses on the first two decision making processes in our Risk Analysis Framework: loss prediction and selection and pricing of risk. Within this segment, we also provide solutions to help our insurance customers comply with their reporting requirements in each U.S. state in which they operate. Our customers include most of the P&C insurance providers in the U.S.
     Decision Analytics Segment
     In the Decision Analytics segment, we support all four phases of our Risk Analysis Framework. We develop predictive models to forecast scenarios and produce both standard and customized analytics that help our customers better predict loss, select and price risk, detect fraud before and after a loss event, and quantify losses.
     As we develop our models to quantify loss and detect fraud, we improve our ability to predict the loss and prevent the fraud from happening. We believe this provides us with a significant competitive advantage over firms that do not offer solutions which operate both before and after loss events.
     Our Competitive Strengths
     We believe our competitive strengths include the following:
•	Our Solutions are Embedded In Our Customers’ Critical Decision Processes. Our customers use our solutions to make better risk decisions and to price risk appropriately. In the U.S. P&C insurance industry, our solutions for prospective loss costs, policy language, rating/underwriting rules and regulatory filing services are the industry standard. In the U.S. healthcare and mortgage industries, our predictive models, loss estimation tools and fraud identification applications are the primary solutions that allow customers to understand their risk exposures and proactively manage them. Over each of the 5 years ended December 31, 2010, we have retained approximately 98% of our customers across all of our businesses, which we believe reflects our customers’ recognition of the value they derive from our solutions.

•	Extensive and Differentiated Data Assets and Analytic Methods. We maintain what we believe are some of the largest, most accurate, and most complete databases in the markets we serve. Much of the information we provide is not available from any other source and would be difficult and costly for another party to replicate. As a result, our accumulated experience and years of significant investment have given us a competitive advantage in serving our customers.

•	Culture of Continuous Improvement. Our intellectual capital and focus on continuous improvement have allowed us to develop proprietary algorithms and solutions that assist our customers in making informed risk decisions. Our team includes approximately 565 individuals with advanced degrees, certifications and professional designations in such fields as actuarial science, data management, mathematics, statistics, economics, soil mechanics, meteorology and various engineering disciplines. Our compensation and benefit plans are pay-for-performance-oriented, including incentive compensation plans and substantial equity participation by employees. As of December 31, 2010, our employees owned approximately 18% of the company.

•	Attractive Operating Model. We believe we have an attractive operating model due to the recurring nature of our revenues, the scalability of our solutions and the low capital intensity of our business.
     Our Growth Strategy
     For the five-year period ended December 31, 2010, we have grown our revenues and net income at a CAGR of 11.7% and 14.9%, respectively, through the successful execution of our business plan. These results reflect strong organic revenue growth, new solutions development and selected acquisitions. We have made, and continue to make, investments in people, data sets, analytic solutions, technology, and complementary businesses. The key components of our strategy include:
•	Increase Sales to Insurance Customers. We expect to expand the application of our solutions in insurance customers’ internal risk and underwriting processes. Building on our deep knowledge of, and embedded position in, the insurance industry, we expect to sell more solutions to existing customers tailored to individual insurance segments. By increasing the breadth and relevance of our offerings, we believe we can strengthen our relationships with customers and increase our value to their decision making in critical ways.

•	Develop New, Proprietary Data Sets and Predictive Analytics. We work with our customers to understand their evolving needs. We plan to create new solutions by enriching our mix of proprietary data sets, analytic solutions and effective decision support across the markets we serve. We constantly seek to add new data sets that can further leverage our analytic methods, technology platforms and intellectual capital.

•	Leverage Our Intellectual Capital to Expand into Adjacent Markets and New Customer Sectors. Our organization is built on nearly four decades of intellectual property in risk management. We believe we can continue to profitably expand the use of our intellectual capital and apply our analytic methods in new markets, where significant opportunities for long-term growth exist. We also continue to pursue growth through targeted international expansion. We have already demonstrated the effectiveness of this strategy with our expansion into healthcare and non-insurance financial services.

•	Pursue Strategic Acquisitions that Complement Our Leadership Positions. We will continue to expand our data and analytics capabilities across industries. While we expect this will occur primarily through organic growth, we have and will continue to acquire assets and businesses that strengthen our value proposition to customers. We have developed an internal capability to source, evaluate and integrate acquisitions that have increased our revenues. As of December 31, 2010, we have acquired 15 businesses in the past 5 years.

In implementing our acquisition strategy, we are constantly evaluating targets and expect to make acquisitions that add incremental value to our existing product offerings. This could also include acquisitions which are materially larger than our historical transactions, if we believe they present a strategic opportunity for our business. We expect to fund the purchase price for any acquisition with cash on hand, borrowings under our revolving credit facility, proceeds of debt, including the notes, or equity. If we choose to use debt, including drawings under our credit facility, to finance our acquisitions in whole or in part, this may increase our leverage and potentially impact our ratings.
     Forward-Looking Statements
     The disclosure in this Form 8-K contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.
     Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this Form 8-K reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.
     The information in this Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.
Date: March 29, 2011	By:	/s/ Kenneth E. Thompson
		Name:	Kenneth E. Thompson
		Title:	Executive Vice President, General Counsel and Corporate Secretary